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                                                                      EXHIBIT 99


December 8, 1998



Dear Shareholder:

         In February 1998, Duramed Pharmaceuticals, Inc. completed a private placement to unrelated investors of $12 million of 5% Cumulative Convertible Preferred Stock, Series F ("Series F Stock"). Funds from the placement were used by Duramed for its product development and capital expenditure programs. The Series F Stock is convertible into shares of Common Stock at a conversion price which varies, depending upon the timing of conversions and the market price of the Common Stock.

         Under the rules of The Nasdaq Stock Market, on which Duramed's Common Stock trades, shareholder approval is required for any transaction in which shares of Common Stock may be issued at a discount from market in an aggregate number exceeding 20% of the shares outstanding prior to the transaction. Accordingly, the terms of the Series F Stock provide that a maximum of 3,580,252 shares of Common Stock (20% of the number outstanding when the Series F Stock was issued) will be issued by Duramed upon conversion, with a provision for cash redemption of any remaining unconverted shares of Series F Stock.

         The shares of Series F Stock are fully convertible at this time. Because of the market price of Duramed's Common Stock in October and early November, if the holders of all of the shares of Series F Stock were to demand conversion and redemption at this time, Duramed would be required to issue the maximum number of shares of Common Stock and to make a cash redemption payment. If the current market price continues, a cash redemption may not be needed; however, if the market price of Duramed's Common Stock were to return to the level experienced in October and early November, a cash redemption requirement could be created once again.

         Under the terms of the Series F Stock, Duramed has the option of satisfying any required cash redemption payment by issuing additional shares of Common Stock. The possibility exists that, during the period of time the Company would be seeking shareholder approval for the issuance of additional shares in satisfaction of the Series F Conversion, the Company's stock price could increase. Under the terms of the Series F Stock, this would increase the amount of the cash redemption liability and could put the Company in serious financial jeopardy. To avoid this risk, Duramed has applied for and received an exception to The Nasdaq Stock Market requirement for shareholder approval described above. The exception would allow Duramed to issue up to 1,401,584 additional shares of Common


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Stock in satisfaction of any cash redemption requirement for the Series F Stock.
The number of additional shares was determined based on the price of the Company's stock on November 24, 1998. This exception was conditioned upon approval by the Audit Committee of the Board of Directors of Duramed and also upon Duramed sending notice to all of its shareholders alerting them to Duramed's omission to seek the shareholder approval that would otherwise be required in the absence of the exception. On November 13, 1998, the Audit Committee of the Board of Directors of Duramed considered this matter and expressly approved the Company's reliance on the exception from the shareholder approval requirement.

         At this time, it is not certain what number, if any, of additional shares of Common Stock would be required, as their issuance is dependent on future events, namely the stock price level during the conversion calculation period at the time the Series F holder decides to convert. No cash redemption may be required at all. If it is, depending upon Duramed's financial condition at the time, it may be in Duramed's best interests to satisfy any cash redemption by a cash payment. However, due to the Company's financial condition, at this time the Company would not be in a position to fund a redemption event and, considering that its inability to meet such funding requirement would result in the Company being in default of the terms of the Series F Stock, the Company sought the financial viability waiver from The Nasdaq Stock Market. The earliest date upon which any of the additional shares might be issued would be December 21, 1998.


Yours very truly,

DURAMED PHARMACEUTICALS, INC.





E. Thomas Arington
Chairman and Chief Executive Officer